As filed with the Securities and Exchange Commission on June 13, 2006.

Registration No. 333-______

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________

               SOVEREIGN BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	23-2453088
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Sovereign Bancorp, Inc.

1500 Market Street

Philadelphia, Pennsylvania 19102

(215) 557-4630

(Address of Principal Executive Offices, including zip code)

Independence Community Bank Corp. 2005 Stock Incentive Plan and Trust

(Full title of Plan)

Richard A. Toomey, Jr., Esquire

Acting General Counsel

Sovereign Bancorp, Inc.

1130 Berkshire Boulevard

Wyomissing, Pennsylvania 19610

(Name and address, including zip code of agent for service)

(617) 757-5436

(Telephone number, including area code, of agent for service)

Copies to:

David W. Swartz, Esquire

Stevens & Lee

111 North Sixth Street

P.O. Box 679

Reading, Pennsylvania 19603-0679

(610) 478-2184

CALCULATION OF REGISTRATION FEE

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Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value (and associated stock purchase rights)	194,844 (2)	$22.38 (3)	$4,360,608.72	$466.59

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(1) Pursuant to Rule 416, this Registration Statement covers, in addition to the number of shares stated herein, an indeterminate number of shares which may be subject to grant or otherwise issuable by reason of stock splits, stock dividends, or similar transactions.

(2) Represents shares of the common stock of the Registrant issuable upon exercise of outstanding stock options and satisfaction of vesting criteria of restricted stock units awarded to a certain employee of Registrant (a former employee of Independence Community Bank Corp.(“ICBC”)) under the Independence Community Bank Corp. 2005 Stock Incentive Plan and Trust (the “Plan”), which Plan was assumed by the Registrant in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of October 24, 2005, among Registrant, Iceland Acquisition Corp., a wholly-owned subsidiary of the Registrant (“Iceland”), and ICBC.

(3) Estimated pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933 solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low prices for a share of the Registrant’s common stock on June 12, 2006, as reported on the New York Stock Exchange.

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Explanatory Note

On June 1, 2006, Registrant acquired all of the outstanding capital stock of ICBC as the result of the merger of Iceland with and into ICBC, with ICBC surviving such merger as a wholly-owned subsidiary of the Registrant. In connection with the merger, Registrant assumed the Plan and awarded options and restricted stock units issuable in Registrant’s common stock under the Plan. Registrant is filing this Registration Statement with respect to the shares of Registrant’s common stock issuable under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

In this Registration Statement, “Sovereign,” “we,” “us,” and “our” refer to Sovereign Bancorp, Inc.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement and made a part hereof:

(a)	our Annual Report on Form 10-K, as amended by Form 10-K/A filed on May 1, 2006, for the fiscal year ended December 31, 2005;
(b)

our Current Reports on Form 8-K filed with the SEC on January 4, 2006, January 17, 2006, February 22, 2006 (as amended on Form 8-K/A filed on February 23, 2006), March 17, 2006, March 21, 2006, March 24, 2006, April 25, 2006, April 26, 2006, May 1, 2006, May 17, 2006, May 22, 2006, May 26, 2006, June 6, 2006 and June 7, 2006 (other than with respect to these reports, information that is furnished but deemed not to have been filed).

(c)

the description of our common stock contained in our Registration Statement filed under Section 12 of the Securities Exchange Act, as modified by Amendment No. 2 on Form 8-A/A filed on October 28, 2005 amending and restating Items 1 and 2 of our Form 8-A/A filed on January 24, 2005, and any amendments or reports filed for the purpose of updating such Registration Statement;

(d)

the description of our stock purchase rights contained in our Current Report of Form 8-K/A, filed with the SEC on October 28, 2005, and any amendments or reports filed for the purpose of updating such Current Report; and

(e)

all other documents filed by us after the date of this Registration Statement under Section 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness.

Our bylaws provide for (1) indemnification of our directors, officers, employees, and agents and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits

Exhibits:

Number	Description

3.1	Amended and Restated Articles of Incorporation of Sovereign Bancorp, Inc.

3.2	Bylaws of Sovereign Bancorp, Inc. as amended and restated. (Incorporated by reference to Exhibit 3.2 of Sovereign’s Registration Statement on Form S-3ASR, No. 333-133514.)

4.1

Second Amended and Restated Rights Agreement, (the “Rights Agreement”), dated as of January 19, 2005, between Sovereign Bancorp, Inc. and Mellon Investor Services LLC. (Incorporated by reference to Exhibit 4.1 of Sovereign’s Current Report on Form 8-K/A No. 3, SEC File No. 001-16581, filed January 24, 2005.)

4.2

Amendment to the Rights Agreement, dated as of October 24, 2005, between Sovereign Bancorp, Inc. and Mellon Investor Services LLC. (Incorporated by reference to Exhibit 4.2 to Sovereign’s Current Report on Form 8-K/A No. 4, SEC File No. 001-16581, filed October 28, 2005.)

5.1	Opinion and consent of Stevens & Lee.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Stevens & Lee. (Included in Exhibit 5.1.)

24.1	Powers of Attorney of Directors and Officers. (Included on signature page.)

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

1.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

2.       That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania, on June 13, 2006.

SOVEREIGN BANCORP, INC.
By:	/s/ Jay S. Sidhu
Jay S. Sidhu, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay S. Sidhu, Mark R. McCollom, Lawrence M. Thompson, Jr., and Joseph M. Harenza, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution of him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Jay S. Sidhu	Chairman of the Board, President,
Jay S. Sidhu	Chief Executive Officer and Director	June 13, 2006

/s/ P. Michael Ehlerman	Director	June 13, 2006
P. Michael Ehlerman

/s/ Brian Hard	Director	June 13, 2006
Brian Hard

/s/ Marian L. Heard	Director	June 13, 2006
Marian L. Heard

/s/ Andrew C. Hove, Jr.	Director	June 2, 2006
Andrew C. Hove, Jr.

/s/ Daniel K. Rothermel	Director	June 3, 2006
Daniel K. Rothermel

/s/ Cameron C. Troilo	Director	June 1, 2006
Cameron C. Troilo

/s/ Ralph V. Whitworth	Director	June 13, 2006
Ralph V. Whitworth

/s/ Emilio Botin	Director	June 13, 2006
Emilio Botin

/s/ Juan Rodriguez-Inciarte	Director	June 13, 2006
Juan Rodriguez-Inciarte

/s/ Maria Fiorini Ramirez	Director	June 1, 2006
Maria Fiorini Ramirez

/s/ Mark R. McCollom	Chief Financial Officer	June 5, 2006
Mark R. McCollom

/s/ Thomas D. Cestare	Chief Accounting Officer	June 13, 2006
Thomas D. Cestare

EXHIBIT INDEX

Number	Description

3.1	Amended and Restated Articles of Incorporation of Sovereign Bancorp, Inc.

3.2	Bylaws of Sovereign Bancorp, Inc. as amended and restated. (Incorporated by reference to Exhibit 3.2 of Sovereign’s Registration Statement on Form S-3ASR, No. 333-133514.)

4.1

Second Amended and Restated Rights Agreement, (the “Rights Agreement”), dated as of January 19, 2005, between Sovereign Bancorp, Inc. and Mellon Investor Services LLC. (Incorporated by reference to Exhibit 4.1 of Sovereign’s Current Report on Form 8-K/A No. 3, SEC File No. 001-16581, filed January 24, 2005.)

4.2

Amendment to the Rights Agreement, dated as of October 24, 2005, between Sovereign Bancorp, Inc. and Mellon Investor Services LLC. (Incorporated by reference to Exhibit 4.2 to Sovereign’s Current Report on Form 8-K/A No. 4, SEC File No. 001-16581, filed October 28, 2005.)

5.1	Opinion and consent of Stevens & Lee.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Stevens & Lee. (Included in Exhibit 5.1.)

24.1	Powers of Attorney of Directors and Officers. (Included on signature page.)